Exhibit (g)(1)(ii)

AMENDED AND RESTATED

APPENDIX A

CUSTODY AGREEMENT

The following Subcustodians and Securities Systems are approved for use in connection with the Custody Agreement dated September 11, 2019.

SECURITIES SYSTEMS:

Depository Trust Company
Federal Book Entry

SPECIAL SUBCUSTODIANS:

DOMESTIC SUBCUSTODIANS:

Brown Brothers Harriman & Co.  (Foreign Securities Only)

Starboard Investment Trust	UMB BANK, N.A.
By: /s/ Katherine M. Honey	By: /s/ Peter Bergman
Name: Katherine M. Honey Title: President Date: November 18, 2019	Name: Peter Bergman Title: Senior Vice President Date: November 26, 2019